UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 22, 2006 (June 21, 2006)
DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32868	52-2319066
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

830 Crescent Centre Drive, Suite 300
Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 771-6701
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 21, 2006, Delek US Holdings, Inc. (“the Company”) announced that it has signed a definitive agreement (the “Pride Acquisition Agreement”) with Pride Companies, L.P., Pride Refining, Inc. and Pride Marketing LLC (collectively, “Pride”), for the purchase of two refined petroleum product terminals located in Abilene and San Angelo, Texas; seven pipelines of approximately 114 miles in length primarily between the terminals which also serve Dyess Air Force Base; storage tanks with a total shell capacity of more than 1,000,000 barrels; idle oil refinery equipment near the Abilene terminal, including a crude oil unit, a vacuum unit, a Nash unit and other refinery equipment; and related assets (collectively, the “Pride Assets”). The Company plans to relocate some of the idle refinery equipment to its refinery in Tyler, Texas.
     The Company will have a 10-year option to purchase the real estate on which the idle refinery equipment is located. In addition, the Company will assume Pride’s rights under existing supply contracts for up to 27,350 barrels per day.
     The purchase price for the Pride Assets will be $54.4 million (subject to closing adjustments), plus the value of inventories to be determined at the closing. The consummation of the transaction, which is subject to customary closing conditions, is expected to occur within 60 days.
Item 8.01 Other Events.
     On June 21, 2006, the Company issued the press release attached hereto as Exhibit 99.1, announcing that it has signed the Pride Acquisition Agreement.
Item 9.01 Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
     Not applicable.
(b) Pro forma financial information.
     Not applicable.
(c) Shell company transactions.
     Not applicable.
(d) Exhibits.
     99.1      Press release of the Company, issued on June 21, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELEK US HOLDINGS, INC.
Date: June 22, 2006	By:	/s/ EDWARD MORGAN
		Name:	Edward Morgan
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release of the Company, issued on June 21, 2006.